Exhibit 10.3

Dominic Blosil

January 28, 2014

Dear Dominic,

I am pleased to offer you an opportunity to join the team at Traeger Pellet Grills, LLC (the “Company”) in the position of Vice President (VP) Finance & Strategic Planning .. This is a newly created position and will report to both the CEO and CFO. The Company is in an exciting growth period of its brand, and I view your role as instrumental to our success.

The VP of Finance and Strategic Initiatives will act as the analytical engine of the company to provide insights and support ‘optimal’ business decision-making. This function will own—alongside the CEO—the annual and long-term strategic planning process, will drive key strategic initiatives including corporate development opportunities, and will supervise financial operations (budgeting, reporting, etc.) Additionally, this function will help provide a forward view into the performance of the business and underlying economic and industry trends. This role will form part of the executive leadership team.

Role specifics:

•	Strategic Planning

•

Develop long-term and annual tactical plans. beginning with company vision and cascading down to department-level specific plans. Work closely with department heads to ensure that plans are measurable and given the proper resources to succeed.

•	Gather and analyze market information to ensure that company strategy is appropriate for macro market environment.

•	Provide strategic financial input and leadership on decision·making issues affecting the organization.

•	Work with CEO to track effectiveness of plan on ongoing basis.

•	Seek out, analyze and, where appropriate. facilitate business and corporate development opportunities.

•	Financial:

•	Oversee company’s budgeting and forecasting, business and cost analysis to advise Traeger’s business leaders of the most effective use of resources.

•	Analyze current and past trends in key performance indicators including all areas of revenue, cost of sales, expenses and capital expenditures.

•	Ensure effective use of financial modeling tools to support long-term strategic decision-making.

•	Facilitate delivery of monthly, quarterly and annual management reports that compare results to forecast.

Start Date: Immediately

Base Salary: You will receive a bi-weekly payment of $7,307.69 (gross}, equivalent to $190,000 on an annual basis, and is subject to deductions for taxes and other withholdings as required by law or policies of the Company.

Sign-on Bonus: Upon acceptance of this offer, you will be entitled to receive a one-time sign-on bonus in the amount of $10,000 gross (less withholding allowances) as well as a top-of-the-line Traeger grill along with a sampling of pellets, rubs and sauces. This sign-on bonus will be paid within 30 days following your first day of employment, subject to your continued employment with the Company at the time of payment.

Equity Grants: You will be granted an equity interest in Traeger Pellet Grills Holdings LLC, the Company’s parent holding company, equal to 0.5% of the total outstanding units of Traeger Pellet Grills Holdings LLC. Such equity grant will be subject to the approval of the Board of Directors of Traeger Pellet Grills Holdings LLC and will be will be intended to qualify as a “profits interest” for U.S. federal income tax purposes. These units generally will be subject to the following vesting conditions, subject to your continued employment with the Company on the applicable vesting date or event:

•	2/3 or 66.67% time-based vesting over four years, with a one-year cliff on the first 25% of incentive units and monthly thereafter for the remaining 36 months.

•	1/6 or 16.67% performance vesting subject to hitting 3-year revenue and EBITDA targets in 2016. Targets will be established by July 1, 2014.

•	1/6 or 16.67% performance vesting subject to the valuation of the business realized in a transaction of the Company. Valuation target will be established by July 1, 2014.

In addition, the units will be subject to such other customary terms and conditions as are set forth in the standard form of incentive unit grant agreement of Traeger Pellet Grills Holdings LLC, including, among other things, call rights, drag-along rights, tag-along rights, piggyback registration rights and transfer restrictions.

Additional Benefits: You will be eligible to participate in a wide variety of generous employee benefit plans, including the Company’s matching 401 (k) savings and investment plan, health insurance and much more. For details regarding timing of eligibility and details of these benefit programs, please see enclosed a copy of “Traeger’s Benefit Program Overview”. Regarding vacation time, please note that you will be eligible for 3 weeks of annual vacation, paid at your base salary rate. ·

Lastly, and of upmost importance, Traeger will supply one grill of your choosing plus a meaningful supply of pellets, meat rubs and sauces delivered to your doorstep and set up by the CEO.

Non-Compete/Confidentiality Agreement: Please review the attached Non-Compete/Confidentiality Agreement which you will need to sign and return prior to your first day of employment.

Employment Status: The Company LLC is an at-will employer, and as such we maintain that the Company or you can sever the employment relationship at any time, with or without notice, and with or without cause. You acknowledge that this offer letter (along with the final form of any referenced documents, represents the entire agreement between you and the Company and that no verbal or written agreements, promises or representations that are not specifically stated in this offer, are or will be binding upon the Company.

Severance: Should you be terminated by the Company without “cause” (as defined below), you will be eligible for a cash severance benefit consisting of continued salary (at the rate in effect on the date of such termination) for a period of six months following such termination in accordance with the Company’s standard payroll practices in effect on the date of termination .. This “cause” protection only applies to your entitlement to severance, but your employment relationship with the Company will at all times remain “at will”. Please note that your entitlement to receive any severance is conditioned upon your signing a general release of claims in favor of the Company and its affiliates within 60 days following your termination of employment. The form of release will be presented by the Company at the time of termination.

For purposes hereof, the term “Cause” will mean any of the following as determined in the reasonable good-faith discretion of the Company’s Board of Directors: (i) your willful misconduct or gross negligence in the performance of your duties to the Company which causes the Company material harm; (ii) your repeated willful failure to follow the lawful directives of the Company’s Board of Directors or any supervisor which causes the Company material harm; (iii) your conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude if it impacts the reputation or goodwill of the Company; (iv) your performance of any material act of theft, embezzlement, fraud, dishonesty or misappropriation of the Company’s property; (v) your use of illegal drugs, or your abuse of alcohol that materially impairs your ability to perform your duties to the Company; or (vi) your breach of this letter agreement or the Non-Compete/Confidentiality Agreement contemplated hereunder which causes the Company material harm.

Please review this offer and confirm your acceptance of this offer by signing below and returning this letter to me.

*   *   *  *   *   *

Sincerely,

Jeremy Andrus
CEO, Traeger Pellet Grills, LLC

I accept the offer of employment stated in this letter,

/s/ Dominic Blosil	02/03/14
Signature	Date of Acceptance

Encl: Non-Compete/Confidentiality Agreement Traeger Benefit Program Overview